Thornburg Investment Trust 485APOS

Exhibit 99(h)(9)

AMENDMENT TO FUND ACCOUNTING AND

SUPPORT SERVICES AGREEMENT

This Amendment (the “Amendment”) is entered into as of the 11th day of May, 2022 and effective as of August 31, 2022 (the “Effective Date”), amending the Fund Accounting and Support Services Agreement dated as of April 12, 2018 and effective as of January 1, 2018 (the “Agreement”), by and between State Street Bank and Trust Company, a Massachusetts trust company (“State Street), and Thornburg Investment Trust, a Massachusetts business trust (the “Fund” and together with State Street, the “Parties”, and each a “Party”).

W I T N E S S E T H:

WHEREAS, the Parties hereto desire to amend the Agreement to terminate the provision of tax services being performed by State Street and provided to the Fund, as more fully set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Terminated Service. As of the Effective Date and in accordance with Section 13 (Effective Period and Termination) of the Agreement, the Parties have mutually agreed upon the termination of the tax services currently being performed by State Street and provided to the Fund, as set forth under Schedule B2 Section II Tax Support.

2.	Defined Terms. Terms used in this Amendment but not defined herein shall have the meaning ascribed to them in the Agreement.

3.	One Agreement. Except as amended herein, no other terms or provisions of the Agreement are amended or modified by this Amendment. Upon the execution of this Amendment, this Amendment and the Agreement shall form one agreement.

4.	Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Amendment. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the Parties hereby adopt as original any signatures received via electronically transmitted form.

5.	Governing Law. This Amendment shall be governed by, and construed in accordance with, the choice of law set forth in the Agreement (excluding the law thereof which requires the application of or reference to the law of any other jurisdiction).

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Information Classification: Limited Access

IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of the day and year first written above.

State Street Bank and Trust Company

By:	/s/ Michael A. Foutes
Name: Michael A. Foutes
Title: Senior Vice President

Thornburg Investment Trust

By:	/s/ Curtis Holloway
Name: Curtis Holloway
Title: Treasurer

Information Classification: Limited Access